Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Biocept, Inc., of our report dated March 10, 2015, with respect to the financial statements of Biocept, Inc. included in the Annual Report on Form 10-K of Biocept, Inc. for the year ended December 31, 2014.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

August 13, 2015